Press Release

Contact Information:	FOR IMMEDIATE RELEASE
Texen Oil and Gas, Inc.
Corporate Headquarters
Tel: 1-713-782-5758
or
Wendy Prabhu
Investor Relations Contact
Mercom Capital Group, llc
Tel: 1-602-748-1458

Texen Oil and Gas Completes Scheduled Re-work Program on Brookshire Property

Company to Begin Workover Program on Helen Gohlke Field

Houston, Texas, August 25, 2004 - Texen Oil and Gas, Inc. (OTC BB: TXEO), a Standard and Poor's listed company, is pleased to announce, that it has completed the rework program for the Brookshire Property. This program was initiated as part of its ongoing focus to increase production from its existing field operations. The company has completed three workovers on the Brookshire property, the Dachshund #10, the Dachshund #11 and the Dachshund #7.

The final re-work on the Brookshire field, the Dachshund #7 is now online. Following the completion of the Dachshund #7, the company will begin the next phase of its revitalization program with a scheduled workover program on the Helen Gohlke property.

The workover program on the Helen Gohlke property is slated to begin by mid September 2004. The company is currently analyzing its leases on the Helen Gohlke property for determination of the next workover site. The company owns the 3D seismic on the Helen Gohlke field, which gives the company a technical advantage when making decisions on site selection.

About the Helen Gohlke Field

During September 2002, Texas Gohlke Partners, Texen's wholly owned subsidiary, acquired 4,800 leasehold acres which are depth limited to approximately 8,500 feet in the Helen Gohlke Field, discovered by Shell Oil in the 1950's. Texas Gohlke Partners owns a 100 percent working interest with a 70-75% percent net revenue. There are numerous well bores, for potential rework and 3D seismic is available on 4,500 acres of this property. Texen currently operates 7 oil and gas wells and 2 salt-water disposal wells on these leases. The company identified many re-completion zones based on engineering studies and well log analysis.

About Texen Oil and Gas, Inc.

Texen Oil and Gas, Inc. is a Houston based oil and gas exploration and development (E&D) company. The company leases approximately 6,000 acres of crude oil and natural gas properties in Victoria, DeWitt and Waller Counties, Texas. Texen Oil and Gas is focused on acquiring, developing and producing proven, developed and underdeveloped reserves, which offer long-term value for the company. We trade under the stock symbol: TXEO on the OTC bulletin board. For additional information, please visit our web site at: http://www.texenoilandgas.com/

Forward-Looking Statements: This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the Company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

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Texen Oil and Gas, Inc. - www.texenoilandgas.com